--------------------------------------------------------------------------------
[GRAPHIC OMITTED]                                                   Exhibit 99.1


                                                  Ocwen Financial Corporation(R)
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                  FOR FURTHER INFORMATION CONTACT:
                                       Robert J. Leist, Jr.
                                       Vice President & Chief Accounting Officer
                                       T: (561) 682-7958
                                       E: rleist@ocwen.com
                                          ----------------


                      OCWEN FINANCIAL CORPORATION ANNOUNCES
                         FOURTH QUARTER AND 2002 RESULTS

West Palm Beach, FL - (February 6, 2003) Ocwen Financial Corporation (NYSE: OCN) today reported a net loss in the fourth quarter of 2002 of $(7.8) million or $(0.12) per share compared to a net loss of $(6.9) million or $(0.10) per share in the fourth quarter of 2001. For the year ended December 31, 2002 the Company reported a net loss of $(66.5) million or $(0.99) per share compared to a net loss of $(124.8) million or $(1.86) per share in 2001.

Chairman and CEO William C. Erbey stated, "We continue to make progress in our strategy of transitioning Ocwen to a fee-based business and reducing our non-core assets. Our fourth quarter results reflect this progress. Core business earnings were once again profitable. Non-core businesses were break-even and the Corporate segment recorded a loss. From a consolidated perspective, our fourth quarter pre-tax loss of $6.1 million included non-recurring and severance charges totaling $6.5 million that will lower our expense structure going forward.

o We recorded an expense of $2.5 million in the Corporate segment associated with the completion of our $73.5 million debt redemption. This initiative will reduce annualized interest expense by $8.0 million in 2003.
o Results at OTX included $2.8 million of charges related to intangible assets, including the final amortization of intellectual property of $0.6 million and a $2.2 million write-off of the remaining goodwill associated with our REALServicing(TM) product. We remain positive on the future sales potential of REALServicing, but concluded that the absence of sales in 2002 made this appropriate under current accounting standards. Fourth quarter results also included a payment of $0.5 million representing the final payment due under the terms of our 1997 purchase of AMOS, Inc.
o During the fourth quarter we also completed an expense reduction initiative which included a charge of $0.7 million of severance expenses in the quarter. We estimate that this initiative will result in annual compensation and benefit savings of approximately $3.0 million

Our core business earnings are especially noteworthy because our Residential Loan Servicing business established record earnings in the fourth quarter of 2002, posting pre-tax income of $9.2 million despite the challenges of the current low interest rate environment. Our balance sheet remains strong, as our non-core assets remaining to be sold declined to $246 million, a reduction of 13.6% since September 30, and our cash and cash equivalents amounted to $192 million."

The Servicing business reported record pre-tax income of $9.2 million in the fourth quarter of 2002 vs. $8.5 million in the 2001 fourth quarter, despite the continuing earnings pressure from the current low interest rate environment. For 2002, Servicing reported pre-tax income of $32.0 million as compared to pre-tax income of $34.6 million in 2001, a decline of 7.5%, largely reflecting the interest rate environment in 2002. Our Servicing business continued to grow in the fourth quarter. As of December 31, 2002 we were the servicer of approximately 336 thousand loans with an unpaid principal balance (UPB) of $30.7 billion, as compared to approximately 302 thousand loans and $21.9 billion of UPB at December 31, 2001, an increase of 40% in UPB.

Pre-tax losses at OTX, after adjusting for severance, amortization and write-offs of intellectual property and goodwill, and certain non-recurring payments in both periods were $(4.5) million in the 2002 fourth quarter compared to $(5.7) million in the same period of 2001, an improvement of 21%. For the year ended December 31, 2002 OTX adjusted results reflected a pre-tax loss of $(19.1) million as compared to a pre-tax loss of $(26.6) million in 2001, a 28% improvement. REALTrans(R) transaction volumes in the fourth quarter increased by 10% to 156 thousand, as compared to 142 thousand in the third quarter of this year. Annual click volumes in 2002 were 471 thousand as compared to 286 thousand in 2001, an increase of 65%.

Ocwen Financial Corporation
Fourth Quarter and Year 2002 Results
February 6, 2003


ORA reported pre-tax income of $0.7 million in the fourth quarter of 2002 as compared to $0.5 million in the fourth quarter of 2001 reflecting an improvement in margin from 14.5% to 21%. For 2002, ORA reported pre-tax income of $2.6 million as compared to $0.9 million in 2001.

The Unsecured Collections business posted pre-tax income of $0.9 million in the fourth quarter of 2002 vs. pre-tax income of $0.6 million in the 2001 fourth quarter. For the year ended December 31, 2002 the business reported pre-tax income of $4.0 million as compared to a pre-tax loss of $(5.0) million in 2001. The increase in pre-tax income in this business primarily reflects the fact that as of December 31, 2001 the net book value of unsecured receivables had been reduced to zero and that the business is now generating fee based revenues.

The Residential Discount Loan business recorded a pre-tax loss of $(0.3) million in the 2002 fourth quarter as compared to a pre-tax loss of $(1.7) million in the 2001 fourth quarter. For the year, the business reported pre-tax income of $0.8 million, as compared to a pre-tax loss of $(4.0) million in 2001. Primarily as a result of a loan sale during the first quarter of 2002, the amount of loans and REO remaining as of December 31, 2002 was reduced to $3.0 million, down $50.8 million or 94% from December 31, 2001.

Pre-tax losses for the fourth quarter of 2002 in the Commercial Finance business amounted to $(5.6) million as compared to a pre-tax loss of $(2.6) million in the 2001 fourth quarter. Fourth quarter 2002 results reflect loss provisions on loans and real estate owned of approximately $3.4 million as compared to $1.3 million in the 2001 fourth quarter. For the year ended December 31, 2002, the business reported a pre-tax loss of $(49.7) million as compared to a pre-tax loss of $(21.0) million in the same period of 2001. Results for 2002 reflect impairment charges and loss provisions on loans and real estate owned of $46.1 million as compared to $19.6 million for 2001. As of December 31, 2002, reserves on the remaining commercial loan and REO assets amounted to 24.2% of book value as compared to 9.3% at December 31, 2001. Total commercial loans, investments in real estate and REO, consisting of 18 assets, had a book value of $188.0 million at December 31, 2002, reduced by $166.1 million or 47% from December 31, 2001.

The Affordable Housing business posted a pre-tax loss of $(0.5) million in the 2002 fourth quarter compared to a pre-tax loss of $(8.6) million in the 2001 fourth quarter. No provisions for losses on Affordable Housing properties were recorded in the fourth quarter of 2002, while $4.5 million of such provisions were recorded in the 2001 fourth quarter. For the year ended December 31, 2002, the business reported a pre-tax loss of $(31.5) million as compared to a pre-tax loss of $(29.9) million in 2001. Affordable Housing results for 2002 included total charges of $24.7 million, as compared to $16.8 million of charges in 2001. The 2002 charges include a discount of approximately $3.9 million on a long-term sale in the second quarter of seven assets with a book value of $29 million. We are accreting this discount to income over the term of the related receivable balance. These charges also include loss provisions on properties and loans of $17.4 million and $15.6 million during the years ended December 31, 2002 and 2001, respectively, reflecting revisions in completion cost and financing estimates as well as modifications to projected sales results. As of December 31, 2002, reserves on Affordable Housing properties and loans had increased to 48% of remaining book value as compared to 16% at December 31, 2001. There are $21.5 million of Affordable Housing properties and loans remaining as of December 31, 2002 of which $6.2 million are loans, $4.4 million are properties subject to sales contracts that have not yet satisfied all of the accounting criteria for sales treatment and $10.9 million are properties that remain to be sold.

Results in the Subprime Finance business reflected pre-tax income of $6.2 million for the 2002 fourth quarter as compared to pre-tax income of $5.3 million in the 2001 fourth quarter. For the year, the business reported pre-tax income of $14.5 million, as compared to pre-tax income of $13.1 million in 2001. The Company's total portfolio of non-investment grade securities, which consists largely of subprime residuals, was reduced to $37.3 million at December 31, 2002 as compared to $65.1 million at December 31, 2001, primarily as a result of sales of securities.

Results for 2002 include a net loss on debt repurchases of $(1.5) million, reflecting a loss of $(2.5) million in the fourth quarter related to the redemption of $73.5 million of debt securities at a premium, partially offset by gains of $1.0 million on repurchases earlier in the year. This compares to gains of $3.8 million recorded in 2001. In accordance with the provisions of Statement of Financial Accounting Standards No. 145, which the Company adopted in the second quarter of 2002, these gains are now included as a component of non interest income.

The Company's net effective tax expense in the 2002 fourth quarter was $1.8 million, reflecting a tax payment related to an investment in a non-economic residual security with no book value. Tax expense in the fourth quarter of 2001 was zero. 2002 total tax expense was $2.9 million, representing the fourth quarter payment as well tax expense recorded in the first quarter to offset the taxes included in the change in accounting principles. Tax expense in 2001 was $83.0 million, representing an increase to the valuation allowance on the deferred tax asset.

Ocwen Financial Corporation
Fourth Quarter and Year 2002 Results
February 6, 2003


Ocwen Financial Corporation is a financial services company headquartered in West Palm Beach, Florida. The Company's primary business is the servicing and special servicing of nonconforming, subperforming and nonperforming residential and commercial mortgage loans. Ocwen also specializes in the development of related loan servicing technology and software for the mortgage and real estate industries. Additional information about Ocwen Financial Corporation is available at www.ocwen.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the discussion of progress in Ocwen's strategy of transitioning to a fee-based business and reducing non-core assets, expectations with regard to reduction of losses, earnings trends, deposit reductions, and decreases in technology support staff, and predictions as to future sales. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, uncertainty related to dispute resolution and litigation, and real estate market conditions and trends, as well as other risks detailed in OCN's reports and filings with the Securities and Exchange Commission, including its periodic reports on Form 10-Q for the quarter ended September 30, 2002 and Form 10-K for the year ended December 31, 2001. The forward-looking statements speak only as of the date they are made and should not be relied upon. OCN undertakes no obligation to update or revise the forward-looking statements.

Ocwen Financial Corporation
Fourth Quarter and Year 2002 Results
February 6, 2003


Interest Income and Expense
                                                                    Three Months            Twelve Months
                                                                --------------------    --------------------
For the periods ended December 31,                                2002        2001        2002        2001
-------------------------------------------------------------   --------    --------    --------    --------
(Dollars in thousands)
Interest income
  Interest earning cash and other ...........................   $     63    $    105    $    284    $    743
  Federal funds sold and repurchase agreements ..............        574       1,288       2,629       7,328
  Trading securities ........................................      4,556       4,391      16,580      18,865
  Loans .....................................................        692       6,488      11,279      46,090
  Match funded loans and securities .........................      1,218       2,470       6,463      10,345
                                                                --------    --------    --------    --------
                                                                   7,103      14,742      37,235      83,371
                                                                --------    --------    --------    --------
Interest expense
  Deposits ..................................................      5,767      11,800      27,455      59,967
  Securities sold under agreements to repurchase ............          6         283         236         529
  Bonds - match funded agreements ...........................      1,412       1,216       6,573       7,315
  Obligations outstanding under lines of credit .............        805       1,184       3,787       5,511
  Notes, debentures and other interest bearing obligations ..      3,737       4,931      17,711      20,007
                                                                --------    --------    --------    --------
                                                                  11,727      19,414      55,762      93,329
                                                                --------    --------    --------    --------

  Net interest expense before provision for loan losses .....   $ (4,624)   $ (4,672)   $(18,527)   $ (9,958)
                                                                ========    ========    ========    ========

Pre-Tax Income (Loss) by Business Segment
                                                                    Three Months            Twelve Months
                                                                --------------------    --------------------
For the periods ended December 31,                                2002        2001        2002        2001
-------------------------------------------------------------   --------    --------    --------    --------
(Dollars in thousands)
Core businesses
  Residential Loan Servicing ................................   $  9,186    $  8,518    $ 31,974    $ 34,591
  OTX .......................................................     (7,965)     (7,072)    (24,144)    (36,392)
  Ocwen Realty Advisors .....................................        675         516       2,597         944
  Unsecured Collections .....................................        866         609       4,006      (5,020)
                                                                --------    --------    --------    --------
                                                                   2,762       2,571      14,433      (5,877)
                                                                --------    --------    --------    --------
Non-core businesses
  Residential Discount Loans ................................       (340)     (1,657)        763      (4,002)
  Commercial Finance ........................................     (5,583)     (2,562)    (49,697)    (21,014)
  Affordable Housing ........................................       (534)     (8,635)    (31,521)    (29,917)
  Subprime Finance ..........................................      6,211       5,266      14,536      13,155
                                                                --------    --------    --------    --------
                                                                    (246)     (7,588)    (65,919)    (41,778)
                                                                --------    --------    --------    --------
Corporate Items and Other ...................................     (8,626)     (1,876)    (28,321)      5,873
                                                                --------    --------    --------    --------
                                                                $ (6,110)   $ (6,893)   $(79,807)   $(41,782)
                                                                ========    ========    ========    ========

Non-Core Assets
The following table presents a summary of the Company's non-core assets that remain to be sold. This table excludes assets subject to sales contracts that have not met accounting criteria for sales treatment.

                                                            December 31,    December 31,
                                                                2002            2001
                                                            ------------    ------------
(Dollars in thousands)
Loans, net
  Affordable housing ....................................    $    6,229      $   17,215
  All other .............................................        70,628         168,078
Real estate held for sale ...............................            --          13,418
Investments in real estate ..............................        58,676         116,896
Real estate owned, net ..................................        62,039         110,465
Subordinates, residuals and other trading securities ....        37,339          65,058
Affordable housing properties ...........................        10,861          52,176
                                                             ----------      ----------
  Total non-core assets to be sold ......................    $  245,772      $  543,306
                                                             ==========      ==========

Ocwen Financial Corporation
Fourth Quarter and Year 2002 Results
February 6, 2003


                                   OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                     (Dollars in thousands, except share data)


                                                                                       December 31,   December 31,
                                                                                           2002           2001
                                                                                       -----------    -----------
Assets
  Cash and amounts due from depository institutions ................................   $    76,598    $    23,081
  Interest earning deposits ........................................................        30,649        111,574
  Federal funds sold and repurchase agreements .....................................        85,000        126,000
  Trading securities, at fair value:
    Collateralized mortgage obligations (AAA-rated) and U.S. Treasury notes ........        21,556        161,191
    Subordinates and residuals .....................................................        37,339         65,058
  Real estate held for sale ........................................................            --         13,418
  Investments in real estate .......................................................        58,676        116,896
  Affordable housing properties ....................................................        15,319        102,069
  Loans, net .......................................................................        76,857        185,293
  Match funded assets ..............................................................       167,744        174,351
  Real estate owned, net ...........................................................        62,039        110,465
  Premises and equipment, net ......................................................        44,268         44,589
  Income taxes receivable ..........................................................        20,841         20,842
  Advances on loans and loans serviced for others ..................................       266,356        283,183
  Mortgage servicing rights ........................................................       171,611        101,107
  Other assets .....................................................................        87,389         72,033
                                                                                       -----------    -----------
                                                                                       $ 1,222,242    $ 1,711,150
                                                                                       ===========    ===========
Liabilities and Stockholders' Equity
 Liabilities
  Deposits .........................................................................   $   425,970    $   656,878
  Escrow deposits on loans and loans serviced for others ...........................        84,986         73,565
  Securities sold under agreements to repurchase ...................................            --         79,405
  Bonds - match funded agreements ..................................................       147,071        156,908
  Obligations outstanding under lines of credit ....................................        78,511         84,304
  Notes, debentures and other interest bearing obligations .........................        81,210        160,305
  Accrued interest payable .........................................................         7,435         12,836
  Excess of net assets acquired over purchase price ................................            --         18,333
  Accrued expenses, payables and other liabilities .................................        26,064         28,351
                                                                                       -----------    -----------
    Total liabilities ..............................................................       851,247      1,270,885
                                                                                       -----------    -----------

  Minority interest in subsidiaries ................................................         1,778             --

  Company obligated, mandatorily redeemable securities of subsidiary trust holding
    solely junior subordinated debentures of the Company ...........................        56,249         61,159

 Stockholders' equity
  Preferred stock, $.01 par value; 20,000,000 shares authorized; 0 shares
    issued and outstanding .........................................................            --             --
  Common stock, $.01 par value; 200,000,000 shares authorized; 67,339,773 and
    67,289,313 shares issued and outstanding at December 31, 2002 and December 31,
    2001, respectively .............................................................           673            673
  Additional paid-in capital .......................................................       224,454        224,142
  Retained earnings ................................................................        87,887        154,412
  Accumulated other comprehensive loss, net of taxes:
    Net unrealized foreign currency translation loss ...............................           (46)          (121)
                                                                                       -----------    -----------
      Total stockholders' equity ...................................................       312,968        379,106
                                                                                       -----------    -----------
                                                                                       $ 1,222,242    $ 1,711,150
                                                                                       ===========    ===========

Ocwen Financial Corporation
Fourth Quarter and Year 2002 Results
February 6, 2003


                                            OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (Dollars in thousands, except share data)


                                                                                  Three Months                 Twelve Months
                                                                          ---------------------------   ---------------------------
For the periods ended December 31,                                            2002           2001           2002           2001
-----------------------------------------------------------------------   ------------   ------------   ------------   ------------
Net interest expense
  Income ..............................................................   $      7,103   $     14,742   $     37,235   $     83,371
  Expense .............................................................         11,727         19,414         55,762         93,329
                                                                          ------------   ------------   ------------   ------------
    Net interest expense before provision for loan losses .............         (4,624)        (4,672)       (18,527)        (9,958)
  Provision for loan losses ...........................................          3,119         (2,363)        13,629         15,666
                                                                          ------------   ------------   ------------   ------------
    Net interest expense after provision for loan losses ..............         (7,743)        (2,309)       (32,156)       (25,624)
                                                                          ------------   ------------   ------------   ------------

Non-interest income
  Servicing and other fees ............................................         36,393         33,788        141,991        134,597
  Loss on interest earning assets, net ................................           (712)          (689)        (3,485)        (3,949)
  Gain on trading and match funded securities, net ....................          3,115          3,197          7,012         16,330
  Gain (loss) on real estate owned, net ...............................            588         (5,452)       (15,719)        (9,256)
  Gain (loss) on other non-interest earning assets, net ...............          1,455           (122)         1,122         (1,054)
  Net operating gains (losses) on investments in real estate ..........            529          3,513         (8,315)         5,581
  Amortization of excess of net assets acquired over purchase price ...             --          4,583             --         18,333
  Gain (loss) on repurchase of debt ...................................         (2,500)           (44)        (1,461)         3,774
  Equity in income of investment in unconsolidated entities ...........             69            205            215            304
  Other income ........................................................          3,446          2,288         13,115          8,759
                                                                          ------------   ------------   ------------   ------------
                                                                                42,383         41,267        134,475        173,419
                                                                          ------------   ------------   ------------   ------------
Non-interest expense
  Compensation and employee benefits ..................................         17,403         21,139         77,778         84,914
  Occupancy and equipment .............................................          2,884          2,255         11,843         11,577
  Technology and communication costs ..................................          7,310          5,389         25,270         26,768
  Loan expenses .......................................................          2,797          4,549         12,605         15,811
  Net operating losses on investments in certain affordable housing
    properties ........................................................            225          4,757         22,360         16,580
  Amortization/writeoff of excess of purchase price over net assets
    acquired ..........................................................          2,231            778          2,231          3,112
  Professional services and regulatory fees ...........................          3,792          3,118         14,133         14,749
  Other operating expenses ............................................          2,579          2,148          9,619          8,935
                                                                          ------------   ------------   ------------   ------------
                                                                                39,221         44,133        175,839        182,446
                                                                          ------------   ------------   ------------   ------------
Distributions on Company-obligated, mandatorily redeemable
  securities of subsidiary trust holding solely junior subordinated
  debentures of the Company ...........................................          1,529          1,718          6,287          7,131
                                                                          ------------   ------------   ------------   ------------
Loss before minority interest, income taxes and effect of change in
  accounting principle ................................................         (6,110)        (6,893)       (79,807)       (41,782)
Minority interest in net loss of subsidiaries .........................            (99)            --            (99)            --
Income tax expense ....................................................          1,817             --          2,983         83,000
                                                                          ------------   ------------   ------------   ------------
  Net loss before effect of change in accounting principle ............         (7,828)        (6,893)       (82,691)      (124,782)
Effect of change in accounting principle, net of taxes ................             --             --         16,166             --
                                                                          ------------   ------------   ------------   ------------
  Net loss ............................................................   $     (7,828)  $     (6,893)  $    (66,525)  $   (124,782)
                                                                          ============   ============   ============   ============

Earnings (loss) per share
 Basic and Diluted:
  Net loss before effect of change in accounting principle ............   $      (0.12)  $      (0.10)  $      (1.23)  $      (1.86)
  Effect of change in accounting principle, net of taxes ..............             --             --           0.24             --
                                                                          ------------   ------------   ------------   ------------
    Net loss ..........................................................   $      (0.12)  $      (0.10)  $      (0.99)  $      (1.86)
                                                                          ============   ============   ============   ============

Weighted average common shares outstanding ............................     67,337,454     67,288,168     67,321,299     67,227,058